SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.____)

               Filed by the Registrant                       [X]
               Filed by a Party other than the Registrant    [ ]

                          Check the appropriate box:

               [X] Preliminary Proxy Statement
               [ ] Definitive Proxy Statement
               [ ] Definitive Additional Materials
               [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                  _________Otter Tail Power Company_________
               (Name of Registrant as Specified in its Charter)

                  ____________Beverly A. Norlin_____________
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     _____________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:
     _____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*/:
     _____________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:
     _____________________________________________________________________
     */ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (4) Date Filed:
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                         PRELIMINARY PROXY MATERIALS

                                                                March 9, 1994
To the Holders of Common Shares
of Otter Tail Power Company:

     You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Power Company which will be held at the National Guard Armory,
421 East Cecil, Fergus Falls, Minnesota, at 10:00 a.m. on Monday, April 11, 1994. The Armory is located just off Friberg Avenue, north of the Senior High School.

     Enclosed is a formal Notice of Annual Meeting and Proxy Statement, together with a Proxy and return envelope for the use of holders of Common Shares who cannot be present in person at the meeting.

     As discussed in the formal Notice and Proxy Statement, the Board of Directors proposes the reelection, for three-year terms, of Mr. Thomas M. Brown, Mr. Maynard D. Helgaas, and Mr. Robert N. Spolum, whose terms as Directors expire at the time of the Annual Meeting.

     In addition, holders of Common Shares are being asked to vote on a proposed amendment to the Company's Restated Articles of Incorporation to increase the authorized number of Common Shares from 15,000,000 to 25,000,000. Although 1994 financing plans do not call for an additional public offering of Common Shares, changing economic and market conditions make it advisable for management to be in a position to issue additional Common Shares as future corporate purposes may dictate.

     At this Annual Meeting, shareholders will also be asked to ratify the appointment of Deloitte & Touche as independent auditors of the Company for 1994.

     In order to ensure that your shares may be represented at the meeting and to save the Company additional expense of solicitation, we urge that you promptly sign and return the enclosed Proxy card. If you attend the meeting, as we hope you will, you may revoke your Proxy by written notice given to an officer of the Company and vote in person.

     A question slip is also enclosed with this Proxy Statement. If you have any questions about Otter Tail Power Company that you would like to have answered at the meeting or in writing, please return the question slip with your Proxy.

                                                Sincerely,



                                                John C. MacFarlane
                                                President and Chief
                                                Executive Officer
Notice of Annual Meeting

Notice is hereby given to the holders of Common Shares of Otter Tail Power Company that the Annual Meeting of Shareholders of the Company will be held in the National Guard Armory, 421 East Cecil, Fergus Falls, Minnesota, on Monday, April 11, 1994, at 10:00 a.m. to consider and act upon the following matters:

1. To elect three Directors to serve until the Annual Meeting in 1997, or until their successors are elected and qualified;

2. To amend the Restated Articles of Incorporation to increase the number of authorized Common Shares from 15,000,000 to 25,000,000 shares.

3. To approve the appointment by the Board of Directors of Deloitte & Touche as independent auditors for the year 1994; and

4. To transact such other business as may properly be brought before the meeting.

Dated:  March 9, 1994                     JAY D. MYSTER, Corporate Secretary

IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

In order that there may be a proper representation at the meeting, you are urged, whether you own one share or many, to complete, sign, and mail your Proxy in the enclosed envelope. No postage is required if mailed in the United States.

PROXY STATEMENT
OTTER TAIL POWER COMPANY
ANNUAL MEETING OF SHAREHOLDERS
April 11, 1994

This Proxy Statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Otter Tail Power Company of Proxies for use at the Annual Meeting of Shareholders to be held on April 11, 1994.

The mailing address of the principal executive office of the Company is Box 496, Fergus Falls, Minnesota 56538-0496. The approximate date on which the Proxy Statement and form of Proxy will be first sent to shareholders is March 9, 1994.

Any shareholder giving a Proxy will have the right to revoke it by written notice to an officer of the Company or by filing with an officer another Proxy bearing a later date at any time before it is voted at the meeting. A shareholder wishing to vote in person after giving a Proxy must first give written notice of revocation to an officer of the Company.

All shares represented by valid, unrevoked Proxies will be voted at the Annual Meeting. Shares voted as abstentions on any matter (or as "withhold authority" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

The cost of soliciting Proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit Proxies by telephone, telegraph, or in person.

The record date for the determination of shareholders entitled to vote at the meeting is the close of business on February 15, 1994.

A copy of the Company's 1993 Annual Report, including financial statements, was mailed to each shareholder of record on or about March 4, 1994.

Outstanding Voting Shares

The outstanding voting shares of the Company at the close of business on February 15, 1994, the record date for shareholders entitled to notice of and
to vote at said meeting, consisted of            Common Shares.  Each holder
of record at the close of business on that day is entitled to one vote per share.

The only person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of the outstanding Common Shares of the Company as of December 31, 1993, is as follows:

                                   Amount and
Name and Address                   Nature of            Percent
 of Beneficial                     Beneficial             of
    Owner                          Ownership             Class

Otter Tail Power                   930,997  shs.          8.33%
Company Employee
Stock Ownership Plan
c/o Mellon Bank, N.A.
One Mellon Bank Center
Pittsburgh, PA  15258-0001

The Common Shares owned by the Employee Stock Ownership Plan (ESOP) are held in trust for the benefit of participants in the ESOP for which Mellon Bank is Trustee, subject to the direction of the ESOP Retirement Committee. The ESOP has sole investment power over the Common Shares held in trust. Participants are entitled to instruct the ESOP Trustee on how to vote all Company Common Shares allocated to their accounts (930,997 Common Shares as of December 31, 1993) and will receive a separate Proxy for voting such Shares. All Common Shares allocated to the participants for which no voting instructions are received and all unallocated Common Shares held by the ESOP (NONE as of December 31, 1993) will be voted by the Trustee in proportion to the instructed shares.

Nominees for Election as Directors

The terms of Mr. Brown, Mr. Helgaas, and Mr. Spolum expire at the time of the 1994 Annual Meeting. The Board of Directors nominates for reelection Mr. Thomas M. Brown, Mr. Maynard D. Helgaas, and Mr. Robert N. Spolum to serve a three-year term ending at the time of the Annual Meeting in 1997.

It is the intention of the proxies named to vote for the three nominees named below, but in case any of them should become unavailable due to unforeseen causes, the proxies will vote for the remainder of such nominees and may also vote for other nominees not named herein in lieu of those unable or unwilling to serve. The affirmative vote of a majority of the Common Shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors.

The following information is furnished with respect to each nominee for election as a Director and for each Director whose term of office will continue after the meeting:


                              Principal                               Director
Name                        Occupation (1)                       Age    Since

Nominees for election for a term
of three years expiring April 1997:

Thomas M. Brown */***    Retired Partner                           63     1991
                         Dorsey & Whitney
                         Minneapolis, Minnesota (2)

Maynard D. Helgaas */*** Owner/Manager                             59     1985
                         Midwest Agri-Development Corp.
                         (Farm Equipment and Supplies)
                         Jamestown, North Dakota

Robert N. Spolum **      Retired Chairman, President and CEO       63     1991
                         Melroe Company
                         (Industrial Equipment Manufacturer)
                         Fargo, North Dakota (3)

Directors whose terms expire April 1996:

Dennis R. Emmen          Senior Vice President-Finance,           60      1984
                         Treasurer and Chief Financial Officer
                         Otter Tail Power Company
                         Fergus Falls, Minnesota

Kenneth L. Nelson **     Owner/President, Kenny's Candy Co. Inc.  52      1990
                         Part Owner/President, Barrel O'Fun Snack Foods Co.
                         Owner/President, Nelson's Confectionary
                         (Production of Snack Foods)
                         Perham, Minnesota

Nathan I. Partain **     Executive Vice President, Utility        37      1993
                         Analyst and Director of Equity
                         Research, Duff & Phelps
                         Investment Research Co.
                         (Financial Consulting, Money Management
                         and Investment Research)
                         Chicago, Illinois

Directors whose terms expire April 1995:

Dayle Dietz **           Department Chair                          65     1983
                         Marketing & Management
                         North Dakota State College of Science
                         Wahpeton, North Dakota

John C. MacFarlane *     Chairman, President and                   54     1983
                         Chief Executive Officer
                         Otter Tail Power Company
                         Fergus Falls, Minnesota

James L. Stengel */***   Chairman                                  68     1965
                         Dakota Granite Co.
                         (Quarrying and Granite Finishing)
                         Milbank, South Dakota

  *  Member of Nominating Committee of the Board of Directors
 **  Member of Audit Committee of the Board of Directors
***  Member of Compensation Committee of the Board of Directors

 (1) Except as indicated by footnotes below, each of the nominees and Directors has had the same position or another executive position with the same employer for the past five years.

 (2) Mr. Brown was a partner in the law firm of Dorsey & Whitney from 1963 until his retirement on January 1, 1991, at which time he became of counsel to the firm. On November 29, 1993, his status in the firm changed to that of Retired Partner. Dorsey & Whitney performed legal services for the Company prior to and during 1993. It is expected that the Company's relationship with Dorsey & Whitney will continue in the future.

 (3) Mr. Spolum held the office of President and Chief Executive Officer of Melroe Company from 1972 until he became Chairman in September 1992. He retired as Chairman on February 28, 1993. He also retired as Senior Vice President of Clark Equipment Company, South Bend, Indiana, of which Melroe is a business unit, on February 28, 1993. He continues to serve as a consultant for Clark Equipment Company.

The Company has a standing Audit Committee, Compensation Committee, and Nominating Committee. The Company's Audit Committee reviews accounting and control procedures of the Company. The committee is composed of four members of the Board of Directors who, for 1993, were Dayle Dietz, Nathan I. Partain, Kenneth L. Nelson, and Robert N. Spolum. In 1993 this committee held two meetings.

The Compensation Committee is composed of three members of the Board of Directors who, for 1993, were Thomas M. Brown, Maynard D. Helgaas, and
James L. Stengel. The committee reviews the compensation of the officers and fees of Directors of the Company and makes recommendations on such compensation and fees to the Board of Directors. This committee held two meetings in 1993.

The Nominating Committee identifies qualified nominees to succeed to Board membership. The committee is composed of four members of the Board of Directors who, for 1993, were James L. Stengel, Maynard D. Helgaas, Thomas M. Brown, and John C. MacFarlane. Any shareholder may submit recommendations for membership on the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President, Otter Tail Power Company, Box 496, Fergus Falls, Minnesota 56538-0496. In 1993 this committee held one meeting.

During 1993 the Board of Directors held a total of five regularly scheduled and special meetings. Each incumbent Director attended at least 75% of the total of (i) all meetings of the Board of Directors held during the period for which he or she was a Director, and (ii) all meetings of the committees during the periods he or she served on such committees.

Directors' Compensation

All Directors of the Company (other than officers of the Company) are compensated $7,800 per year for all services as Directors, including service on committees. In addition, nonofficer Directors receive an actual expense or a $100 travel allowance if they are required to furnish their own transportation to Directors' or any committee meetings outside their city of residence. Nonemployee Directors may elect to defer the receipt of all or part of the fees pursuant to the Company's Deferred Compensation Plan for Directors. Interest accrues on any deferred amounts at a rate equal to one-half of 1% over the prime commercial rate of First Bank National Association.

Compensation Committee Interlocks and Insider Participation

Mr. Brown, Mr. Helgaas and Mr. Stengel served on the Compensation Committee during 1993. Mr. Brown, a Retired Partner of the law firm of Dorsey & Whitney, served as of counsel to Dorsey & Whitney until November 29, 1993. Dorsey & Whitney provided legal services to the Company prior to and during 1993. It is expected that the Company's relationship with Dorsey & Whitney will continue in the future.

Security Ownership of Management

The following table sets forth information, as of December 31, 1993, with respect to beneficial ownership of Common Shares of the Company for each Director and nominee, each executive officer named in the Summary Compensation Table herein, and all Directors and executive officers of the Company as a group.

                                                 Amount and
                                                 Nature of
                                                 Beneficial
Name of Beneficial Owner                         Ownership (1)(2)

Thomas M. Brown                                      274
Dayle Dietz                                        1,534
Dennis R. Emmen                                            (3)
Maynard D. Helgaas                                 1,333   (4)
Douglas L. Kjellerup
John C. MacFarlane                                         (5)
Richard W. Muehlhausen                                     (6)
Jay D. Myster                                              (7)
Kenneth L. Nelson                                  1,319
Nathan I. Partain                                    400
Robert N. Spolum                                     850
James L. Stengel                                   2,858   (8)
All Directors and executive officers
  as a group

 (1) Represents outstanding Common Shares beneficially owned both directly and indirectly as of December 31, 1993. The Common Share interest of each named person and all Directors and executive officers as a group represents less than 1% of the aggregate amount of Common Shares issued and outstanding. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown.

 (2) Includes Common Shares held by the Trustee of the Company's Employee Stock Ownership Plan for the account of executive officers of the Company with respect to which such persons have sole voting power and no
      investment power, as follows:  Mr. Emmen,       shares; Mr. MacFarlane,
          shares; Mr. Muehlhausen,       shares; Mr. Myster,       shares; Mr.
      Kjellerup,       shares; and all Directors and executive officers as a
      group,        shares.

 (3) Includes 2,382 shares owned jointly with Mr. Emmen's wife as to which he shares voting and investment power.

 (4) Excludes 1,817 shares owned by Mr. Helgaas' wife as to which he disclaims beneficial ownership.

 (5) Includes 6,546 shares owned jointly with Mr. MacFarlane's wife. Also includes 1,352 shares owned directly by Mr. MacFarlane's minor child.

 (6) Includes 690 shares owned jointly with Mr. Muehlhausen's wife as to which he shares voting and investment power.

 (7) Includes 1,829 shares owned jointly with Mr. Myster's wife as to which he shares voting and investment power.

 (8) Excludes 468 shares owned by Mr. Stengel's wife as to which he disclaims beneficial ownership.

No Director, nominee or executive officer of the Company owned beneficially, directly or indirectly, on December 31, 1993, any shares of any series of Cumulative Preferred Shares of the Company except for Mr. Emmen, who owned 100 Cumulative Preferred Shares of the $3.60 series.

The information with respect to beneficial ownership of securities of the Company is based on information furnished to the Company by each person included in the table.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and holders of more than 10% of the Company's Common Shares to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. The Company believes that during the year ended December 31, 1993, its Directors and executive officers complied with all Section 16(a) filing requirements except that Mr. Helgaas filed a late Form 4 report for the purchase of 14 Common Shares in August 1993 and the purchase of 61 Common Shares in November 1993, and the purchase of 20 Common Shares in August 1993 and the purchase of 85 Common Shares in November 1993 by his wife.

Executive Compensation

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation program. The components of the Company's executive compensation program consist of a base salary and an incentive bonus.

The Committee develops annual recommendations for the Board concerning the base salary and incentive bonus for the Chief Executive Officer and each of the other executive officers of the Company. In order to develop its recommendations to the Board, the Committee reviews and evaluates an analysis of executive compensation for each of the Company's executive officers prepared for the Committee by the Chief Executive Officer. The analysis reflects for each of the Company's executive officers his or her current base salary and cash bonus; the average base salaries and bonus awards for similar executive positions in companies comparable to the Company in size and capitalization, both within and outside the utility industry, as set forth in a market survey performed for the Company by the independent consulting firm of Hewitt & Associates in 1992 (adjusted upward by 5% for 1993); and data from the Edison Electric Institute ("EEI") Salary Survey (as of April 1, 1993) for average base salaries and cash bonuses for similar executive positions in utility companies whose revenues were under $300 million annually. The analysis also sets forth each executive officer's current base salary adjusted upward by a percentage factor recommended by the Chief Executive Officer (5% for 1993). The Chief Executive Officer then makes specific recommendations to the Committee with respect to adjustments in base salary for certain executive officers (other than himself) based on various factors which are typically subjective and reflect individual performances by such officers during the year or changes in their corporate responsibilities. These recommendations for officer base salaries are then reviewed by the Committee against the base salaries shown on the analysis from the Hewitt & Associates and EEI Salary Surveys to determine if the Company's executive base salaries for the current year are in proximity to those in the Surveys. Thereafter, further upward or downward adjustments in base salary may be made by the Committee from those recommended by the Chief Executive Officer; however, the final base salaries so determined by the Committee are primarily subjective and not targeted specifically to either the Hewitt & Associates or EEI Survey, nor are they set in accordance with any other objective criteria. It should be noted that the groups of companies which make up the Hewitt & Associates and EEI Surveys are not the same as those included in the EEI Index in the Stock Performance Graph appearing in this Proxy Statement.

Incentive bonuses for executive officers (including the Chief Executive Officer) are awarded only if the Company exceeds a certain year-end corporate performance objective as determined by the Board, upon the recommendations of the Committee, near the end of the first quarter of each year. This performance objective is based on the Company's operating results as targeted by year-end earnings per share. If realized, the incentive bonus is paid in cash after it has been determined that the targeted performance has been exceeded. Targeted performance was exceeded in 1993. In addition to the incentive bonus paid to all executive officers, Mr. Kjellerup, the Company's Vice President of Planning and Development, is eligible to receive a special bonus based on targeted earnings realized by a Company subsidiary. This special bonus is tied to Mr. Kjellerup's responsibility for and participation in the Company's diversification efforts and is determined by the Board of Directors of a Company subsidiary and is paid from earnings of that subsidiary. No other executive officer receives or participates in this special bonus award.

The base salary of the Chief Executive Officer is set by the Board upon the recommendation of the Committee. The Chief Executive Officer's base salary is determined generally in accordance with the criteria discussed above pertaining to other executive officers; however, the Chief Executive Officer's base salary is determined solely by the Committee without any recommendation by the Chief Executive Officer. The Chief Executive Officer's incentive bonus, if any, is determined in the same manner as the other executive officers. If the Company exceeds the targeted performance objective for per share earnings, the Chief Executive Officer receives an incentive bonus in the same amount as the incentive bonus awarded to the other executive officers.

The Company currently maintains a variety of employee benefit plans and programs, which are generally available to all employees of the Company, including executive officers, such as the Gain Share Program, Performance Incentive Program, Retirement Savings (401k) Plan, Employee Stock Ownership Plan (ESOP), Pension Plan, Life and Living Plans, and Employee Stock Purchase Plan. The Company also maintains an Executive Survivor and Supplemental Retirement Plan and nonqualified pension, profit-sharing and retirement savings plans for certain senior executives.


Thomas M. Brown           Maynard D. Helgaas          James L. Stengel

Summary Compensation Table

The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for each of the last three fiscal years of the Chief Executive Officer of the Company and the other four most highly compensated executive officers whose salary and bonus for 1993 exceeded $100,000 (the "Named Officers").


                                      Annual Compensation    All Other
Name and Principal Position   Year      Salary     Bonus(1)  Compensation(2)

John C. MacFarlane            1993    $197,300
  Chairman of the Board,      1992     181,150    $14,608        $8,912
  President and Chief         1991     171,250     21,590         9,138
  Executive Officer

Dennis R. Emmen               1993     126,850
  Senior Vice President-      1992     120,650     12,067         6,169
  Finance, Treasurer and      1991     114,750     18,426         6,346
  Chief Financial Officer

Richard W. Muehlhausen        1993     110,735
  Vice President, Corporate   1992     105,275     11,422         5,216
  Services                    1991      99,750     17,586         5,604

Jay D. Myster                 1993     103,750
  Vice President,             1992      98,750     11,148         5,177
  Governmental & Legal,       1991      94,000     17,264         5,321
  and Corporate Secretary

Douglas L. Kjellerup          1993      82,300
  Vice President,             1992      75,900     32,648         4,140
  Planning & Development      1991      69,000     23,364         4,085

(1) Included (i) awards under the incentive bonus program for executive officers described above in the Compensation Committee Report on Executive Compensation, (ii) awards under the Gain Share program, a cash bonus program for all Company employees based on the Company's earnings per share performance for the year, and (iii) the special bonus award to Mr. Kjellerup described above in the Compensation Committee Report.

(2) Amounts of All Other Compensation for 1993 consist of (i) amounts contributed by the Company under the Retirement Savings Plan for 1993, as
     follows:  Mr. MacFarlane, $     ; Mr. Emmen, $     ; Mr. Muehlhausen, $
      ; Mr. Myster, $     ; and Mr. Kjellerup, $     ; (ii) the amount of the
     Company's contribution under the Employee Stock Ownership Plan which was invested in Common Shares for the account of each Named Officer for 1993,
     as follows:  Mr. MacFarlane, $     ; Mr. Emmen, $     ; Mr. Muehlhausen,
     $     ; Mr. Myster, $     ; and Mr. Kjellerup, $     ; and (iii) $700 for
     each Named Officer pursuant to the Company's program to reimburse employees for unreimbursed medical expenses. All employees of the Company who have satisfied minimum service requirements are eligible to participate in each of these plans.

Pension and Supplemental Retirement Plans

The following table estimates the aggregate annual amount of lifetime benefits, as of January 1, 1994, that would be payable under the combination of the Company's tax-qualified defined benefit pension plan and the Company's nonqualified defined benefit pension plan (maintained for certain highly compensated employees) to participants in the final average earnings and years of credited service categories indicated:

Annual Final                          Years of Service
Average Earnings       15        20        25        30     40 or more
$ 40,000            $ 8,756   $11,674   $14,593  $ 17,511   $ 19,262
  60,000             14,156    18,874    23,593    28,311     31,142
  80,000             19,556    26,074    32,593    39,111     43,022
 100,000             24,956    33,274    41,593    49,911     54,902
 120,000             30,356    40,474    50,593    60,711     66,782
 140,000             35,756    47,674    59,593    71,511     78,662
 160,000             41,156    54,874    68,593    82,311     90,542
 180,000             46,556    62,074    77,593    93,911    102,422
 200,000             51,956    69,274    86,593   103,911    114,302
 220,000             57,356    76,474    95,593   114,711    126,182
 240,000             62,756    83,674   104,593   125,511    138,062

A participant's annual final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant's retirement which produces the highest average salary. As of December 31, 1993, the annual final average earnings and actual credited years of service for each of the Named Officers were as follows: Mr. MacFarlane, $179,914 (32.5 years); Mr. Emmen, $119,357 (29 years); Mr. Muehlhausen,
$103,931 (29.5 years); Mr. Myster, $97,714 (20 years); Mr. Kjellerup, $73,078
(31 years).

The benefits in the foregoing table were calculated as a straight life annuity. Because covered compensation takes into account an average of annual Social Security benefits, there is no deduction for Social Security under the Pension Plan. The amounts shown in the above table do not reflect the limits imposed by Sections 415 or 401(a)(17) of the Internal Revenue Code because the Company's nonqualified pension plan allows for payments of additional benefits so that retiring employees may receive, in the aggregate, the benefits they would have been entitled to receive had such Code Sections not imposed maximum limitations.

The Company has an unfunded Executive Survivor and Supplemental Retirement Plan designed to provide survivor and retirement benefits for certain senior executives in order to attract and retain persons of outstanding competence in the Company's employ. Each of the Named Officers is presently a fully vested participant in this Plan. Under the Plan, if a participant dies while employed, the Company will pay to the participant's beneficiary an amount equal to four times the participant's annual salary at the time of death. If a participant dies after retirement or dies after termination of employment for other reasons and is vested, the participant's beneficiary will receive a lesser amount, depending upon the participant's age at the time of death and his or her vested percentage. In addition to these survivor benefits, the Plan provides retirement benefits. Under the Plan, if a participant retires after age 65, the Company will pay to the participant an annual retirement benefit equal to 10% of the participant's annual salary at the time of retirement for a period of 15 years. A participant who retires early (after 10 years of service and age 55) will receive a reduced amount. A vested participant who terminates employment before retirement will receive at age 62 his or her vested percentage of the normal annual retirement benefit. Participants in this Plan are not eligible to receive life insurance benefits under any group term life insurance policies (other than group travel or accident policies) purchased by the Company until retirement. A participant with no vested percentage who resigns or is terminated for reasons other than death, retirement, or permanent disability ceases to be covered under this Plan. The Board of Directors has the right to amend, modify, suspend, or terminate the Plan, but no such change can affect the right of a beneficiary to receive a benefit as a result of the death of a participant that occurred prior to such change. The Company has purchased insurance on the lives of most of the participants, naming the Company as sole beneficiary. The amount of the coverage is designed to provide sufficient revenues to satisfy the benefit obligations payable under this Plan. The estimated annual benefits payable under the Plan upon retirement at age 65 for each of the Named Officers, assuming salary upon retirement is unchanged from 1993, is as follows: Mr. MacFarlane, $20,200; Mr. Emmen, $12,840; Mr. Muehlhausen, $11,208; Mr. Myster, $10,500; and Mr. Kjellerup, $8,400.

Severance Agreements

The Company has entered into change of control severance agreements (the "Severance Agreements") with each of its executive officers, including the
Named Officers.   The Severance Agreements provide for certain payments and
other benefits if, following a Change in Control, the Company terminates the officer's employment without Cause or the officer terminates his employment for Good Reason. Such payments and benefits include: (i) severance pay equal to three times the officer's salary (at the highest annual rate in effect during the three years prior to the termination) and benefits; (ii) a lump-sum payment equal to the difference between (a) the actuarial equivalent of the benefit the officer would have received under the Company's Pension Plan if he had remained employed by the Company at the compensation level provided by the Severance Agreement for three years following the date of termination and
(b) the actuarial equivalent of the benefit to which he is otherwise then entitled under the Pension Plan; (iii) the payment of legal fees and expenses relating to the termination; (iv) the termination of any noncompetition arrangement between the Company and the officer; and (v) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Severance Agreements, "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; "Good Reason" is defined to include a change in the employee's responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and "Change in Control" is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company's Board of Directors, or another event the majority of the Continuing Directors determines to be a change in control.

Stock Performance Graph

The graph below compares the cumulative total shareholder return on the Company's Common Shares for the last five fiscal years with the cumulative total return of the NASDAQ Market Index and the Edison Electric Institute Index over the same period (assuming the investment of $100 in each vehicle on December 30, 1988, and reinvestment of all dividends).

Comparison of five-year cumulative total return among Otter Tail Power, NASDAQ Market Index, and Edison Electric Institute Index.
                                 1989      1990     1991      1992      1993

Otter Tail Power                132.05    149.73   190.93    218.45    232.54
NASDAQ                          112.89     91.57   117.56    118.71    142.4
EEI Index                       129.935   131.589  169.554   181.989   198.502

The EEI Index is composed of the following investor-owned utilities:

Allegheny Power System, Inc, American Electric Power, Inc, Atlantic Energy, Inc, Baltimore Gas & Elec Co, Bangor Hydro-Elec Co, Black Hills Corp, Boston Edison Co, Carolina Power & Light Co, Centerior Energy Corp, Central & South West Corp, Central Hudson Gas & Elec, Central Louisiana Electric Co, Inc, Central Maine Power Co, Central Vermont Pub Serv Corp, Cilcorp Inc, Cincinnati Gas & Elec Co, Cipsco Inc, CMS Energy Corp, Commonwealth Edison Co, Commonwealth Energy System, Consolidated Edison Co of NY, Delmarva Power & Light Co, Detroit Edison Co, Dominion Resources, Inc, DPS Inc, DQE Inc., Duke Power Co, Eastern Utilities Assoc, El Paso Electric Co, Empire District Electric Co, Entergy Corp, Eselco Inc, Florida Progress Corp, FPL Group, Inc, General Public Utilities Corp, Green Mountain Power Corp, Gulf States Utilities Co, Hawaiian Electric Inds, Inc, Houston Industries, Inc, Idaho Power Co, IES Industries Inc, Illinois Power Co, Interstate Power Co, Iowa-Illinois Gas & Elec Co, Ipalco Enterprises Inc, Kansas City Power & Light Co, KU Energy Corp, LG&E Energy Corp, Long Island Lighting Co, Madison Gas & Electric Co, Maine Public Service Co, Midwest Resources Inc, Minnesota Power, Montana Power Co, Nevada Power Co, New England Electric System, New York State Elec & Gas Corp, Niagara Mohawk Power Corp, Nipsco Industries, Inc, Northeast Utilities, Northern States Power Co, Northwestern Public Service Co, Ohio Edison Co, Oklahoma Gas & Electric Co, Orange & Rockland Utilities, Inc, Otter Tail Power Co, Pacific Gas & Electric Co, Pacificorp, Pennsylvania Power & Light Co, Philadelphia Electric Co, Pinnacle West Capital Corp, Portland General Corp, Potomac Electric Power Corp, PSI Resources, Inc, Public Service Co of Colorado, Public Service Co of New Mexico, Public Service Enterprise Group, Puget Sound Power & Light Co, Rochester Gas & Electric Corp, San Diego Gas & Electric Co, SCANA Corp, SCECorp, Sierra Pacific Resources, Southern Company, Southern Indiana Gas & Electric Co, Southwestern Public Service Co, St. Joseph Light & Power Co, Teco Energy Inc, Texas Utilities Co, TNP Enterprises Inc, Tucson Electric Power Co, Union Electric Co, United Illuminating Co, UNITIL Corp, Upper Peninsula Energy Corp, Utilicorp United, Washington Water Power Co, Western Resources, Wisconsin Energy Corp, Wisconsin Public Service, WPL Holdings, Inc.

Proposal To Amend Restated Articles of Incorporation To Increase Authorized Common Shares

General

The Restated Articles of Incorporation of the Company currently contain an authorization of 15,000,000 Common Shares, $5.00 par value. The Board of Directors recommends shareholder approval of an amendment to the Company's Restated Articles of Incorporation, increasing the authorized Common Shares to 25,000,000 shares. If the amendment is approved by the Company's shareholders, Article V of the Company's Restated Articles of Incorporation would be amended to read as follows (with emphasis added to identify the increased number of authorized Common Shares):

                                  ARTICLE V.

          The total authorized number of shares of the corporation is 27,500,000, divided into three classes; namely, 1,500,000 Cumulative Preferred Shares without par value (the "Cumulative Preferred Shares"); 1,000,000 Cumulative Preference Shares without par value (the "Cumulative Preference Shares"); and 25,000,000 Common Shares of the par value of $5 per share (the "Common Shares"). No fractional shares of any class or series shall be issued by the corporation.

As of December 31, 1993, there were 11,180,136 Common Shares outstanding and 157,959 Common Shares reserved for issuance upon exchange of the Company's $9.00 Exchangeable Cumulative Preferred Shares (which number of reserved shares will vary from time to time based on the fair market value of the Common Shares). Accordingly, as of December 31, 1993, there were 3,661,905 Common Shares available for issuance for other purposes.

The additional Common Shares for which authorization is sought would be a part of the existing class of Common Shares and, if and when issued, would have the same rights and privileges as the Common Shares presently outstanding. Such additional Common Shares would not (and the Common Shares presently outstanding do not) entitle the holders thereof to preemptive rights to subscribe for or purchase additional Common Shares of the Company or to cumulative voting for the election of Directors.

Purposes and Effects of the Amendment

Except for shares reserved as noted above, the Company has no agreements or understandings concerning the issuance of any additional Common Shares. However, the Board of Directors believes that the increased authorization of Common Shares is advisable at this time so that shares will be available for issuance in the future on a timely basis if such need arises in connection with stock splits or dividends, financings, acquisitions or other corporate purposes. This will enable the Company to take advantage of market conditions, the availability of favorable financing, and opportunities for acquisitions without the delay and expense associated with convening a special Shareholders' meeting.

Unless required by law, the Company's Restated Articles of Incorporation or the rules of any stock exchange on which the Company's Common Shares may in the future be listed, the Board of Directors will be able to provide for the issuance of the additional Common Shares without further action by the Company's Shareholders and no further authorization by the Shareholders will be sought prior to such issuance. Under existing regulations of the National Association of Securities Dealers, Inc. governing companies such as Otter Tail that have shares admitted for trading on the NASDAQ National Market System, approval by a majority of the holders of the Common Shares would be required prior to the original issuance of additional Common Shares in certain circumstances, including (a) in connection with certain stock plans, (b) in connection with certain acquisitions if the number of Common Shares to be issued (including securities convertible into or exercisable for Common Shares) is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of such Common Shares, or (c) if the issuance would result in a change in control of the Company.

Although not designed or intended for such purposes, the effect of the proposed increase in the authorized Common Shares might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of the Company and the removal of management, which Shareholders might otherwise deem favorable. The authority of the Board of Directors to issue Common Shares might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of the Company because the issuance of additional Common Shares would dilute the voting power of the Common Shares then outstanding. Common Shares could also be issued to purchasers who would support the Board of Directors in opposing a takeover bid which the Board determines not to be in the best interests of the Company and its Shareholders.

In addition to the proposed amendment, the Company's Restated Articles of Incorporation (the "Articles") and Bylaws currently contain provisions approved by the Company's Shareholders that may have the effect of discouraging certain types of tender offers and other transactions that involve a change of control of the Company. The Company's Directors are elected for three-year staggered terms and cumulative voting in the election of Directors is prohibited. A vote of 75% of the Common Shares is required to remove Directors and to amend provisions of the Articles and Bylaws relating to the staggered terms and the removal of Directors, unless approved by all the continuing Directors as provided therein. In addition, the Articles contain "fair price" provisions that require the affirmative vote of 75% of the Common Shares to approve certain business combinations involving the Company and a related Shareholder, unless specified price criteria and procedural requirements are met or unless the transaction is approved by the majority of the continuing Directors as provided therein. The Articles also contain "anti-greenmail" provisions which preclude the Company from making certain purchases of Common Shares from a substantial Shareholder at a price above the fair market price unless approved by the affirmative vote of 66 2/3% of the Common Shares held by the disinterested Shareholders. The "fair price" and "anti-greenmail" provisions of the Articles may not be amended without the affirmative vote of 75% of the Common Shares, unless approved by all of the continuing Directors as provided therein.

The overall effect of the foregoing provisions of the Company's Articles and Bylaws, together with the ability of the Board of Directors to issue additional Common Shares, may be to delay or prevent attempts by other persons or entities to acquire control of the Company without negotiations with the Company's Board of Directors.

Board Recommendation and Shareholder Vote Required

The Board of Directors recommends that the Shareholders approve the proposal to amend the Restated Articles of Incorporation to increase the number of authorized Common Shares. The persons named in the accompanying Proxy intend to vote the Proxies held by them in favor of such proposal, unless otherwise directed. Adoption of the proposed amendment requires a favorable vote of the holders of at least a majority of the outstanding Common Shares.

Approval of Auditors

There will be presented to the Annual Meeting a proposal to approve the appointment by the Board of Directors of the firm of Deloitte & Touche as the Certified Public Accountants to audit the accounts of the Company for 1994 This firm has no direct or indirect financial interest in the Company. A partner of the certified public accounting firm of Deloitte & Touche will be present at the Annual Meeting to answer questions and to make a statement if he desires to do so. It is the intention that the Proxies, unless otherwise directed thereon, will be voted in favor of said approval.

Shareholder Proposals for 1995 Annual Meeting

Any holder of Common Shares of the Company who intends to present a proposal which may properly be acted upon at the 1995 Annual Meeting of Shareholders of the Company must submit such proposal to the Company so that it is received at the Company's principal executive offices at Box 496, Fergus Falls, Minnesota 56538-0496, on or before November 9, 1994, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting.

Other Business

As of the date hereof, the Board of Directors of the Company does not know of any matters to be presented to the meeting other than as described above. If any other matters properly come before the meeting, it is intended that the Proxies will vote thereon at their discretion.

A copy of the Company's Annual Report on Form 10-K for the year ended
December 31, 1993, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, is available without charge to shareholders. Address written requests to:

                       The Corporate Secretary
                       Otter Tail Power Company
                       Box 496
                       Fergus Falls, MN  56538-0496

Dated:  March 9, 1994                      By order of the Board of Directors

                                            JAY D. MYSTER, Corporate Secretary


                                    PROXY
               Solicited on Behalf of the Board of Directors of
                           OTTER TAIL POWER COMPANY

The undersigned hereby appoints KENNETH L. NELSON, DAYLE DIETZ, and JAY D. MYSTER (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all Common Shares which the undersigned is entitled to vote at the Annual Meeting of Otter Tail Power Company to be held April 11, 1994, and at any adjournment thereof, and hereby directs that this proxy be voted as follows:

1. ELECTION OF DIRECTORS  FOR all nominees listed below__ WITHHOLD AUTHORITY__
                         (except as marked to the    to vote for all nominees
                              contrary below)              listed below

            Thomas M. Brown     Maynard D. Helgaas     Robert N. Spolum

     (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

______________________________________________________________________________
2. PROPOSAL TO APPROVE THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION increasing the authorized Common Shares from 15,000,000 to 25,000,000
               FOR__                   AGAINST__                   ABSTAIN__

3.   PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE as auditors.
               FOR__                   AGAINST__                   ABSTAIN__

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.






This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted for the election of Directors and for Items 2 ad 3.

Please sign exactly as name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.

                                           Dated:

                                  _______________________, 1994



____________________________                    ___________________________
Signature                                       Signature, if held jointly